Exhibit 10.17

DECEMBER 2017 AMENDMENT TO LICENSE AGREEMENT

This is an amendment (this “Amendment”), effective as of December 21st, 2017, to that certain LICENSE AGREEMENT (the “License Agreement”) dated May 31, 2017, by and between COOK BIOTECH INCORPORATED, an Indiana corporation with its principal office at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and AZIYO MED, LLC, a Delaware limited liability company with its principal office at 12510 Prosperity Drive, Suite 370, Silver Spring, Maryland 20904 (“Aziyo”).

WHEREAS, Cook and Aziyo entered into the License Agreement, by which Cook granted to Aziyo a license relating to certain defined Specified Licensed Products in certain defined Aziyo Fields of Use;

WHEREAS, Aziyo desires to add to the defined Aziyo Fields of Use certain fields relating to SIS pouch devices into which certain implantable electronic medical devices are to be inserted at the point of care for subcutaneous implantation in human patients;

WHEREAS, Cook is willing to grant to Aziyo additions to the defined Aziyo Fields of Use, on the terms and conditions herein;

NOW, THEREFORE, Cook and Aziyo agree as follows:

1.	In Article 1 of the License Agreement, the definition of “Aziyo Fields of Use” is removed and replaced in its entirety with the following:

“Aziyo Fields of Use” means:

(a)       the use of SIS for the repair of myocardial tissue, and for the repair of the pericardial sac. By way of clarification, the Aziyo Fields of Use do include placing the SIS patch material directly into or onto myocardial tissue but do not include the use of SIS for the repair or replacement of the coronary arteries, or for epicardial infarct repair;

(b)       the use of SIS for all Atrial Septal Defect (ASD) and Ventricular Septal Defect (VSD) repair, except for the transvascular approach to ASD and VSD repair;

(c)       the use of SIS to repair carotid arteries in an open surgery but not the use of SIS in conjunction with a stent or other frame; and for clarity, “open surgery” for purposes of this subparagraph (c) does not include (i) any form of percutaneous access (using a cut down or not) to or through a carotid artery using SIS, including but not limited to any vascular patching via percutaneous delivery (e.g. as in the repair of punctures created by percutaneous access devices), (ii) any form of indirect access to the carotid artery through a vascular vessel using SIS, or (iii) any form of access to or through a carotid artery over or through a device using SIS (e.g. transcatheter access);

(d)       the use of SIS to patch repair the wall of peripheral veins and arteries, other than carotid arteries, using a sheet form patch product in open surgery and where a surface of the implanted patch forms part of the blood contacting lumen of the vein or artery, but not including the use of SIS in conjunction is with a stent or other frame; and for clarity, (i) “open surgery” for purposes of this subparagraph (d) does not include (a) any form of percutaneous access (using a cut-down or not) to or through a vein or artery using SIS, including but not limited to any vascular patching via percutaneous delivery (e.g. as in the repair of punctures created by percutaneous access devices), (b) any form of indirect access to the vein or artery through a vascular vessel using SIS, or (c) any form of access to or through a vein or artery over or through a device using SIS (e.g. transcatheter access), and (ii) patch repair shall be limited to patch repair as specified above only and does not include the creation or use of a vessel or conduit made out of SIS and does not include any use of SIS to replace or repair any valve;

(e)       SIS pouch devices into which implantable cardiac pacemaker or defibrillator devices are to be inserted at the point of care for subcutaneous implantation in human patients;

(f)       SIS pouch devices into which implantable electronic cardiac stimulation devices, other than cardiac pacemaker or defibrillator devices, are to be inserted at the point of care for subcutaneous implantation in human patients (hereafter the “Other ECSD SubField”); and

(g)       SIS pouch devices into which implantable electronic neurostimulation devices for deep brain stimulation, spinal nerve and sacral nerve stimulation to relieve chronic pain, and nerve stimulation to help control bladder, digestive, abdomen, and bowel movements, are to be inserted at the point of care for subcutaneous implantation in human patients (hereafter the “ENSD SubField”).”.

2.	The following paragraphs are added at the end of Article 5:

5.3.       Minimum Requirements for SIS Pouch Devices. If, during the term of this Agreement, Aziyo fails in any calendar year to order and pay Cook Biotech for a minimum of five hundred thousand dollars ($500,000.00) of SIS Material pursuant to the Supply Agreement for use in SIS pouch devices SubFields emcompassed in 1 (e) through (g) as demonstrated by corporate records of Aziyo, Cook may, in its sole discretion, terminate the license to SIS pouch devices for the Other ECSD SubField and the ENSD SubField or convert such licenses to non-exclusive licenses unless Aziyo remits to Cook a non-refundable, non-creditable payment equal to any shortfall in purchasing such minimum amount of SIS Material pursuant to this Agreement within 45 days after such calendar year end.

5.4.       Diligence for SIS Pouch Devices. If, within eighteen (18) months after execution of this Amendment, Aziyo has not commenced commercial sales of SIS pouch devices in the Other ECSD SubField under a U.S. regulatory approval for the Other ECSD SubField, Cook may, in its sole discretion, terminate the licenses to SIS pouch devices in the Other ECSD SubField under this Agreement or convert such license to a non-exclusive license. If, within eighteen (18) months after execution of this Amendment, Aziyo has not commenced commercial sales of SIS pouch devices in the ENSD SubField under a U.S. regulatory approval for the ENSD SubField, Cook may, in its sole discretion, terminate the license to SIS pouch devices in the ENSD SubField under this Agreement or convert such license to a non-exclusive license.

5.6.       Regulatory/Pouches in the Other ECSD SubField. Aziyo shall obtain and be responsible for the costs associated with obtaining regulatory approval of the SIS pouch devices for the Other ECSD SubField. Aziyo shall also be responsible for pre-clinical development, pre-clinical studies and post-market clinical studies as may be required by regulatory bodies for regulatory approval.

5.7.       Regulatory/Pouches in the ENSD SubField. Aziyo shall obtain and be responsible for the costs associated with obtaining regulatory approval of the SIS pouch devices for the ENSD SubField. Aziyo shall also be responsible for pre-clinical development, pre-clinical studies and post-market clinical studies as may be required by regulatory bodies for regulatory approval.

5.8.       License Fee Payments. Aziyo shall make the following License Fee Payments to Cook, on or before the specified Payment Due Date. These License Fee Payments shall be nonrefundable and noncreditable by Aziyo against any other amounts due under this Agreement:

License Fee Payment	Payment Due Date

$200,000	October 20, 2018

$100,000	October 20, 2019

$100,000	October 20, 2020

$100,000	October 20, 2021

$100,000	October 20, 2022

$100,000	October 20, 2023

$100,000	October 20, 2024

$100,000	October 20, 2025

$100,000	October 20, 2026

5.9       Acceleration of License Fee Payments. If, as and to the extent permitted by the License Agreement, Aziyo consummates a Change in Control (as defined below), then Aziyo shall pay to Cook the total of all License Fee Payments under Section 5.8 that have not yet been paid within fifteen (15) days after the consummation of such Change in Control. “Change in Control” shall mean the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of voting capital stock of Aziyo solely in exchange for cash or other liquid asset consideration, payable by such individual, entity or group to the holders of such outstanding shares of voting capital stock. For avoidance of doubt, the Parties acknowledge that the terms of this Amendment, including but not limited to this Section 5.9, shall be binding upon any permitted assignee or successor in interest of Aziyo in the License Agreement.

5.10       Cook Rights Upon Any Nonpayment of License Fee Payments. Upon any failure by Aziyo to make any License Fee Payment when due pursuant to Section 5.8 or Section 5.9, in addition to any and all other equitable or legal remedies that may be available to Cook under the License Agreement, Aziyo agrees that Cook shall be entitled, at Cook’s discretion and election, to terminate the License Agreement in its entirety, to terminate or convert to a non-exclusive license all or any portion of the Aziyo Fields of Use, and/or to an injunction or injunctions to enforce specifically the provisions of Section 5.8 and/or Section 5.9 in any court of the United States or any state having jurisdiction. For clarity, Aziyo acknowledges that all of its payment obligations under the License Agreement, including but not limited to those under Sections 5.8 and 5.9, are material obligations, and that failure to make such payments would constitute a material breach of the License Agreement.

Except as amended hereby, the License Agreement is ratified and confirmed in all respects.

COOK BIOTECH INCORPORATED		AZIYO MED, LLC

BY:	/s/ Umesh Patel	BY:	/s/ Jeffrey D. Hamet
	Umesh Patel		Jeffrey D. Hamet

TITLE:	President	TITLE:	Vice President of Finance

DATE:	21 Dec 17	DATE:	12/21/17

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